Exhibit 99.1

For Immediate Release

Cellu Tissue Holdings, Inc. Announces Plans to Idle One of its Paper Machines at its Interlake Facility

East Hartford, Conn. – September 29, 2005— Cellu Tissue Holdings, Inc. announced this week its intention to indefinitely idle one of its paper machines at its Interlake facility in Ontario, Canada effective November 21, 2005.

One of three machines at the facility, this machine produces approximately 3% of the Company’s total capacity.  Cellu Tissue is working with its current Interlake customers to move a portion of their production to our other facilities.  As a result of this action, 48 employees have been notified that they will be terminated effective November 21, 2005. The Company is estimating severance costs of approximately $1.0 million, which will be recognized in the third quarter of fiscal 2006.   The Company is currently evaluating business alternatives with respect to the idle machine.

Russell C. Taylor, CEO, reported that “Unfortunately current economic conditions have forced us to make this decision due to significant increases in our manufacturing costs and our inability to pass these costs on to the market for certain of our products.  These increases are primarily due to rising exchange rates and continued increases in natural gas prices and electricity prices”.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  Information about Cellu Tissue Holdings, Inc. is available on the Internet at www.cellutissue.com.

For further information, please contact Dianne Scheu, Chief Financial Officer of Cellu Tissue Holdings, Inc., @ 678-393-2651, Ext. 2164; scheud@cellutissue.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Cellu Tissue’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.  These statements reflect the Company’s current beliefs and are based upon information currently available to Cellu Tissue.   Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.  For more information concerning the foregoing risks and uncertainties, see the Securities and Exchange Commission filings for Cellu Tissue.